FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] CHECK THIS BOX IF NO LONGER SUBJECT      _________________________________
    TO SECTION 16. FORM 4 OR FORM 5          | OMB Number:         3235-0287 |
    OBLIGATIONS MAY CONTINUE.  SEE           | Expires:     January 31, 2005 |
    INSTRUCTIONS 1(b)                        | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

  Scibelli            James
-----------------------------------------------------
   (Last)            (First)            (Middle)

c/o Roberts & Green
One Hollow Lane
Suite 208
-----------------------------------------------------
                     (Street)

 Lake Success             NY            11042
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol


  Acclaim Entertainment, Inc. (AKLM)
-------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity
   (Voluntary)


-------------------------------------------------------------------------------
4. Statement for Month/Year

   April 2002

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)



-------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/16/02       M             45,000    (A)        $1.25                            (D)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/18/02       M             10,000    (A)        $1.25                            (D)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/22/02       M             35,000    (A)        $1.25                            (D)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/25/02       M              5,000    (A)        $1.25                            (D)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/16/02       S              3,000    (D)        $5.58                            (D)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/16/02       S              9,800    (D)        $5.60                            (D)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/16/02       S                200    (D)        $5.61                            (D)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/16/02       S             10,000    (D)        $5.64                            (D)
---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (OVER)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] CHECK THIS BOX IF NO LONGER SUBJECT      _________________________________
    TO SECTION 16. FORM 4 OR FORM 5          | OMB Number:         3235-0287 |
    OBLIGATIONS MAY CONTINUE.  SEE           | Expires:     January 31, 2005 |
    INSTRUCTIONS 1(b)                        | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

  Scibelli            James
-----------------------------------------------------
   (Last)            (First)            (Middle)

c/o Roberts & Green
One Hollow Lane
Suite 208
-----------------------------------------------------
                     (Street)

 Lake Success             NY            11042
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol


  Acclaim Entertainment, Inc. (AKLM)
-------------------------------------------------------------------------------
4. IRS Identification Number of Reporting Person, if an entity
   (Voluntary)


-------------------------------------------------------------------------------
4. Statement for Month/Year

   April 2002

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)



-------------------------------------------------------------------------------
8. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/16/02       S              5,000    (D)        $5.65                            (D)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/17/02       S              5,000    (D)        $5.55                            (D)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/17/02       S              7,000    (D)        $5.58                            (D)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/18/02       S              1,400    (D)        $5.40                            (D)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/18/02       S              3,600    (D)        $5.41                            (D)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/18/02       S             10,000    (D)        $5.54                            (D)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/19/02       S             10,000    (D)        $5.70                            (D)
---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (OVER)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] CHECK THIS BOX IF NO LONGER SUBJECT      _________________________________
    TO SECTION 16. FORM 4 OR FORM 5          | OMB Number:         3235-0287 |
    OBLIGATIONS MAY CONTINUE.  SEE           | Expires:     January 31, 2005 |
    INSTRUCTIONS 1(b)                        | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

  Scibelli            James
-----------------------------------------------------
   (Last)            (First)            (Middle)

c/o Roberts & Green
One Hollow Lane
Suite 208
-----------------------------------------------------
                     (Street)

 Lake Success             NY            11042
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol


  Acclaim Entertainment, Inc. (AKLM)
-------------------------------------------------------------------------------
5. IRS Identification Number of Reporting Person, if an entity
   (Voluntary)


-------------------------------------------------------------------------------
4. Statement for Month/Year

   April 2002

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)



-------------------------------------------------------------------------------
9. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/19/02       S             10,000    (D)        $5.71                            (D)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/19/02       S             10,000    (D)        $5.75                            (D)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/19/02       S              5,000    (D)        $5.87                            (D)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.02 per share           4/24/02       S              5,000    (D)        $5.77         0                  (D)
---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (OVER)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------------------------------------------------------------
    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)       4, and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Warrant:    $1.25     4/16/02    M             45,000   (1)      (1)     Common   45,000    --        --         --
Right to                                                                 Stock
Buy (1)
-----------------------------------------------------------------------------------------------------------------------------------
Warrant:    $1.25     4/18/02    M             10,000   (1)      (1)     Common   10,000    --        --         --
Right to                                                                 Stock
Buy (1)
-----------------------------------------------------------------------------------------------------------------------------------
Warrant:    $1.25     4/22/02    M             35,000   (1)      (1)     Common   35,000    --        --         --
Right to                                                                 Stock
Buy (1)
-----------------------------------------------------------------------------------------------------------------------------------
Warrant:    $1.25     4/25/02    M              5,000   (1)      (1)     Common    5,000    --      30,000       (D)
Right to                                                                 Stock
Buy (1)
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

(1) On March 12, 2001, the Issuer's senior secured third-party lender entered into junior participation agreements with certain Junior Participants (including the Reporting Person), under and pursuant to the terms of its existing Revolving Credit and Term Loan Agreement with the Bank and related documentation. As an inducement to such Junior Participants to effect the participation, five-year warrants to purchase up to an aggregate of 2,375,000 shares of common stock of the Issuer were issued to such Junior Participants at an initial exercise price of $1.25 per share, to be allocated among the Junior Participants based on the Junior Participant's pro rata portion of its participation. In this regard, the Reporting Person received a warrant to purchase 125,000 shares of common stock of the Issuer in connection with his participation. The Reporting Person has partially exercised this warrant; he retains the right to acquire 30,000 shares of common stock of the Issuer.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



               /s/ James Scibelli                                5/7/02
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date



                                                                          Page 4